Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (No. 333-272437 and 333-239723) on Forms S-3 and Registration Statement (No. 333-216669) on Form S-8 of Century Casinos, Inc. of our report dated May 31, 2023, relating to the financial statements of Nugget Sparks, LLC, appearing in this current report on Form 8-K/A.

/s/ RSM US LLP

Las Vegas, Nevada

June 9, 2023